FOR IMMEDIATE RELEASE
Lear Contact:
Ed Lowenfeld
(248) 447-4380

Lear Declares Quarterly Cash Dividend
SOUTHFIELD, Mich., February 10, 2021 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share on the Company’s common stock. The dividend is payable on March 23, 2021, to shareholders of record at the close of business on March 4, 2021.

Lear also announced the date for its 2021 Annual Stockholders Meeting, which will be held on May 20, 2021, at 9:00 a.m. EDT, via a virtual web conference. The record date for determining eligibility to vote at the 2021 Annual Meeting is March 26, 2021.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 166 on the Fortune 500. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation.

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